PROSPECTUS SUPPLEMENT NO. 12	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated April 5, 2022)	Registration No. 333-261711

89,684,845 Shares of Common Stock

7,666,667 Warrants

This prospectus supplement supplements the prospectus dated April 5, 2022 (as supplemented to date, the “Prospectus”), which forms part of our Registration Statement on Form S-1 (No. 333-261711) for which Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2022 and declared effective by the SEC on April 5, 2022. This prospectus supplement is being filed to update the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the SEC on December 21, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus relates to the offer by us and the resale by the Selling Securityholders (as defined in “Selling Securityholders” in the Prospectus) of up to: (i) 7,666,667 shares of common stock, par value $0.0001 per share, of Solid Power, Inc. (“Common Stock”) issuable upon the exercise of an aggregate of 7,666,667 warrants held by Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), and certain former independent directors, each of which is exercisable at a price of $11.50 per share (collectively, the “Private Placement Warrants”) and (ii) 11,666,636 shares of Common Stock issuable upon the exercise of 11,666,636 warrants, each of which is exercisable at a price of $11.50 per share (the “Public Warrants”).

The Prospectus also relates to the resale from time to time by the Selling Securityholders of up to: (i) 45,760,373 shares of Common Stock consisting of (a) an aggregate of 8,750,000 shares of Common Stock held by the Sponsor and certain former independent directors and (b) an aggregate of 37,010,373 shares of Common Stock beneficially owned by certain former stockholders of Solid Power Operating, Inc., (ii) an aggregate of 19,500,000 shares of Common Stock purchased at Closing (as defined in the Prospectus) by a number of subscribers pursuant to separate subscription agreements, (iii) 5,091,169 shares of Common Stock issued to Douglas Campbell upon his exercise of options to purchase shares of Common Stock and (iv) the 7,666,667 Private Placement Warrants.

Our Common Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “SLDP” and “SLDPW,” respectively. On December 20, 2022, the closing price of our Common Stock was $2.24 and the closing price for our Public Warrants was $0.35.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements to it.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 7 of the Prospectus.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any prospectus supplements to the Prospectus. We have not authorized anyone to provide you with different information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 21, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2022

Solid Power, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40284	86-1888095
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

486 S. Pierce Avenue, Suite E Louisville, Colorado	80027
(Address of principal executive offices)	(Zip code)

(303) 219-0720

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SLDP	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50	SLDPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2022, Solid Power Operating, Inc., a wholly owned subsidiary of Solid Power, Inc. (collectively, the “Company”), and BMW of North America, LLC (together with its affiliates, “BMW”) entered into Amendment No. 4 (“Amendment No. 4”) to the Joint Development Agreement, dated July 1, 2017.

Pursuant to the terms of Amendment No. 4, the Company granted BMW a research and development-only license to certain of the Company’s intellectual property relating to all-solid-state battery cell manufacturing (the “R&D License”). The R&D License allows, among other things, BMW to install a solid state prototype cell manufacturing line based upon Solid Power’s proprietary information. The R&D License is limited to BMW’s research and development activities and may not be used for commercial battery cell production.

In consideration of the R&D License and additional development activities contemplated by Amendment No. 4, BMW will pay the Company $20 million between December 2022 and June 2024, subject to the Company achieving certain milestones.

The Company and BMW also agreed in Amendment No. 4 to negotiate a non-exclusive short-term electrolyte supply agreement for the Company to supply BMW with sulfide-based solid electrolyte for use in BMW’s cell manufacturing, which is expected to commence in 2024 following commissioning of BMW’s solid state protype cell manufacturing line.

Pursuant to Amendment No. 4, prior to installation of BMW’s anticipated prototype cell manufacturing line, the Company and BMW have agreed to undertake development and manufacturing activities jointly at the Company’s facilities. Under the terms of Amendment No. 4, any intellectual property developed jointly by the Company and BMW at the Company’s facilities will be solely owned by the Company (“Joint Onsite Foreground IP”). To the extent intellectual property is jointly conceived but not considered Joint Onsite Foreground IP, the Company and BMW will jointly own such intellectual property. Each party will solely own intellectual property developed solely by such party. The Company and BMW will each have the right to utilize the other party’s technical improvements for research and development purposes only. Subject to certain limitations, the Company has the right to cause BMW to license BMW’s technical improvements to the Company for commercial purposes.

The foregoing description of Amendment No. 4 is qualified in its entirety by the full text of Amendment No. 4, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the Company’s press release announcing the entry into Amendment No. 4 is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

See the Exhibit index below, which is incorporated herein by reference.

Exhibit No.	Description

10.1±	Amendment No. 4 to Joint Development Agreement, dated December 20, 2022, between Solid Power Operating, Inc. and BMW of North America, LLC.
99.1	Press Release, dated December 21, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

±	Certain portions of this exhibit have been omitted in accordance with Regulation S-K Item 601. The Company agrees to furnish an unredacted copy of the exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 21, 2022

SOLID POWER, INC.

By:	/s/ James Liebscher
Name: James Liebscher
Title: Chief Legal Officer and Secretary

Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. [* * *] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT NO. 4
to
JOINT DEVELOPMENT AGREEMENT
between

BMW OF NORTH AMERICA, LLC
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677
USA
hereinafter referred to as “BMW”

and

SOLID POWER OPERATING, INC.
486 S. Pierce Ave., Suite E
Louisville, CO 80027
USA
hereinafter referred to as “Solid Power”

The Joint Development Agreement (“JDA”) entered into as of July 1, 2017 and amended on February 18, 2021 (“Amendment No. 1”), March 22, 2021 (“Amendment No. 2”) and November 01, 2021 (“Amendment No. 3”) by and between Solid Power Operating, Inc. (f/k/a Solid Power, Inc.), with a principal place of business at 486 S. Pierce Ave., Suite E, Louisville, CO 80027, USA (“Solid Power”), and BMW of North America, LLC, a Delaware limited liability company with a principal place of business at 300 Chestnut Ridge Road, Woodcliff Lake, NJ 07677, USA (“BMW”), collectively the “Parties,” shall be amended as set forth in this amendment (“Amendment No. 4”) to the JDA.

The terms and conditions of the Previously Amended JDA remain unchanged and in full force and effect, including the industrialization roadmap and methodology as set out in Amendment No. 2 of the JDA. This Amendment No. 4 shall only establish additional terms and conditions for an additional Know-How Transfer Work Package further defined below.

Unless specified differently in this Amendment No. 4, the capitalized terms shall have the meaning as defined in the Previously Amended JDA. If the context requires otherwise, references to the singular also include the plural and vice versa.

For this Amendment No. 4 the following RECITALS shall additionally apply:

WHEREAS, Solid Power develops, among other things, solid state cell technology as part of the JDA Automotive Product development and operates two solid state cell pilot lines;

WHEREAS, BMW and its Affiliates intend to ramp up its solid state cell competency and to set up an solid state prototype line (the “BMW Pilot Line”);

WHEREAS, it is the common understanding of the Parties that the rights of use granted in Sect. 3 of the Previously Amended JDA include the rights of each Party and any of its Affiliates to conduct their own research and development activities in the field of solid state cell technology;

WHEREAS, the Parties intend to further accelerate the development of the solid state cell technology by strengthening the collaboration among the Parties and their Affiliates;

WHEREAS, BMW and its Affiliates seek Solid Power’s support to accelerate their know-how ramp up (i.e., at BMW and at BMW’s Affiliates) in the field of solid state cell technology, particularly regarding research and development including prototype production of solid state cells;

WHEREAS, Solid Power offered to BMW and its Affiliates to support their know-how ramp up in solid state cell technology by an extensive know-how transfer;

WHEREAS, the Parties seek to carry out an additional work package considered as part of the JDA Project with the aim of transferring certain know-how from Solid Power to BMW and its Affiliates that relates to the development as well as prototype and pilot production of solid state cells [* * *]; and

WHEREAS, BMW and its Affiliates will support the development at Solid Power by sending qualified personnel [* * *] to Solid Power;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Scope

The subject-matters of this Amendment No. 4 are

(i) the implementation of an additional work package having the purpose of transferring the Solid Power Know-How and publicly available information related thereto from Solid Power to BMW and its Affiliates with the aim to

(A) enable BMW and its Affiliates to ramp up their know-how in the field of solid state cell technology, particularly in the area of Solid Power Know-How, and to support Solid Power’s solid-state cell technology development beyond the present scope of the JDA by sending BMW personnel to Solid Power and

(B) allow BMW and its Affiliates to participate and assist in the development activities at Solid Power,

the activities of this Section 1 (i)  being the “Know-How Transfer Work Package”;

(ii) the allowance for BMW and its Affiliates to purchase, on a non-exclusive basis, electrolyte supply from Solid Power for the BMW Pilot Line; and

(iii) the enablement of BMW and Solid Power to engage in joint development at multiple locations.

2.	Definitions

2.1	“Previously Amended JDA” means the JDA and Annexes to the JDA as amended by Amendments No. 1, 2 and 3.

2.2	“BMW Know-How Transfer Personnel” means personnel of BMW or any of its Affiliates working at the Colorado sites of Solid Power pursuant to Section 5.2.

2.3	“Solid Power Know-How” means the information related to the development as well as prototype and pilot production of solid state cells utilizing sulfide-based solid electrolytes; said information a) has either actual or potential independent economic value by virtue of not being generally known, b) has value to others who cannot legitimately obtain the information, and c) is subject to reasonable efforts to maintain its secrecy.

2.4	“Subcontractors” means any third party working on behalf of a Party or any of its Affiliates and being bound by the same or similar confidentiality obligations as the Parties and shall not include any entities in direct competition with the business of the other Party. [* * *]

2.5	“BMW Improvements” means the Sole Foreground IP owned by BMW or any of its Affiliates that is directed to technical improvements (in whole or in part) on the use of the Solid Power Know-How.

2.6	“Sole Foreground IP” means (a) the Intellectual Property that is first developed and reduced to practice within the activities and during the term of this Amendment No. 4 solely by employees or Subcontractors of a Party or by employees or Subcontractors of any of its Affiliates, and (b) all associated Intellectual Property Rights protecting the foregoing Intellectual Property.

2.7	“Joint Foreground IP” means (a) the Intellectual Property that is first developed and reduced to practice within the activities and during the term of this Amendment No. 4 jointly by employees of both Parties or their respective Subcontractors or their respective Affiliates, and (b) all associated Intellectual Property Rights protecting the foregoing Intellectual Property.

2.8	“Joint Onsite Foreground IP” means (a) the Intellectual Property conceived or developed during the know-how transfer onsite at the premises of Solid Power jointly by employees of both Parties or their respective Subcontractors or their respective Affiliates, and (b) all associated Intellectual Property Rights protecting the foregoing Intellectual Property.

3.	Details of the Know-How Transfer Work Package

3.1	Know-How Transfer. Solid Power shall provide to BMW and its Affiliates extensive information (including but not limited to the information listed in Section A of Annex 1 and Annex 2) relating directly or indirectly to the Solid Power Know-How, that

[* * *]

independent of whether such information:

a) is considered to be Solid Power’s Sole Foreground IP or Joint Foreground IP or Solid Power’s Background IP; or

b) is not protected by an Intellectual Property Right; or

c) constitutes know-how, technical information, trade secrets, work products, methods, processes, schematics, or other forms of technology; or

d) constitutes publicly available information.

The Know-How Transfer under this Section 3.1 shall not include information relating to the Solid Power proprietary electrolyte itself, and no rights in the Solid Power proprietary electrolyte itself or any Intellectual Property Rights protecting the Solid Power proprietary electrolyte itself are granted to BMW or its Affiliates.

3.2	[* * *]

3.3	Updates to Solid Power Know-How. During the term of this Amendment No. 4, Solid Power will provide to BMW and its Affiliates any information relating to any change, optimization or advancements to the Solid Power Know-How, which shall be governed by this Amendment No. 4 (e.g. Section 6.1 of this Amendment No. 4 will apply to ownership and Section 3.4 and Section 6.2 will apply for use rights).

3.4	License to information provided by Solid Power within the Know-How Transfer Work Package.

(i)	Solid Power hereby grants to BMW a non-exclusive, non-transferrable, irrevocable, worldwide, royalty-free license to use the information provided by Solid Power within the Know-How Transfer Work Package and to use any Intellectual Property and any Intellectual Property Right protecting said information. The license under the preceding sentence shall be limited solely to research and development activities of BMW or its Affiliates in the field of solid state cell technology.

(ii)	[* * *]

(iii)	[* * *]

For the avoidance of doubt, BMW or any of its Affiliates are allowed to use royalty-free, at any time and without any permission and for any purpose any publicly available information provided by Solid Power within the Know-How Transfer Work Package to BMW or any of its Affiliates if and to the extent said information is not protected by an Intellectual Property Right.

3.5	BMW Improvements.

(i)	BMW and its Affiliates shall disclose to Solid Power the BMW Improvements and any invention contained in the BMW Improvements conceived or reduced to practice during the term of this Amendment No. 4 but only if and to the extent BMW and its Affiliates are entitled under applicable commitments with third parties (including but not limited to commitments with funding authorities of public funded projects and/or with co-owners) to disclose said BMW Improvements to Solid Power.

(ii)	BMW or any of its Affiliates (the granting entity is at BMW’s discretion) shall grant to Solid Power a non-exclusive, non-transferrable, irrevocable, worldwide, royalty-free license to use the BMW Improvements. [* * *]

(iii)	Said license to be granted under Section 3.5 (ii) shall be limited solely to research and development activities of Solid Power in the field of solid state cell technology.

(iv)	Upon Solid Power’s request, BMW or any of its Affiliates (the granting entity is at BMW’s discretion) shall grant to Solid Power a non-exclusive, non-transferable, irrevocable, worldwide and royalty-bearing license to use the BMW Improvements. [* * *]. The details of the foregoing commercial license will be negotiated in good faith on commercially-reasonable terms and will be the subject of a separate agreement.

(v)	For the avoidance of doubt: Solid Power shall not have the right to sublicense the foregoing license without BMW’s written prior consent.

3.6	No Liability, Warranty. Solid Power makes no representation or warranty, and assumes no liability, with respect to the Solid Power Know-How or BMW’s or its Affiliates’ use thereof. BMW, on behalf of itself and its Affiliates, expressly accepts the Solid Power Know-How on an “AS IS” basis without any warranty or liability to Solid Power.

BMW makes no representation or warranty, and assumes no liability, with respect to the any information and/or use right provided by BMW, its Affiliates and/or its Subcontractors for Solid Power’ or its Affiliates’ use thereof. Solid Power, on behalf of itself and its Affiliates, expressly accepts any information and/or use right provided by BMW, its Affiliates and/or its Subcontractors on an “AS IS” basis without any warranty or liability to BMW, its Affiliates and/or its Subcontractors.

3.7	Retention of Documentation. Subject to the restrictions on use of the Solid Power Know-How by BMW and its Affiliates specified in this Amendment No. 4 (see, e.g., Sect. 3.4 and 3.7), any documentation included in the Know-How Transfer Work Package that is handed over to BMW and its Affiliates will remain with BMW and its Affiliates after Termination. Solid Power is not entitled to ask for said documentation back.

4.	Electrolyte Supply

4.1	Short-Term Pilot Line Electrolyte Supply. [* * *] Not later than [* * *], Solid Power and BMW shall enter into a non-exclusive supply agreement for the supply of Solid Power’s sulfide-based electrolyte powder to BMW and its Affiliates at the required volumes and quality to effectively operate the BMW Pilot Line upon commissioning. Each of Solid Power and BMW shall use commercially reasonable efforts and good faith to negotiate and consummate the short-term supply agreement. Commercial terms and conditions of such supply agreement shall be negotiated in good faith prior to the first delivery (see Sect. B of Annex 1). The Parties agree that any electrolyte provided pursuant to this Sect. 4.1 shall not be considered JDA Automotive Product under the JDA.

4.2	Long-Term Electrolyte Requirements for Industrialization. In connection with any decision by BMW or its Affiliates to commercialize sulfide-based solid state battery technology based in whole or in part on Solid Power Know-How, Solid Power and BMW intend to collectively define electrolyte performance, quality, and other applicable requirements that support the needed cell performance and manufacturing targets as set out in the tender process in the Previously Amended JDA (“Electrolyte Requirements”). BMW will state the required BMW volumes of electrolyte to be provided by Solid Power to ensure Solid Power has the needed production capacity to meet the Electrolyte Requirements.

5.	Development Collaboration

5.1	Support, Training, and Joint Development. In connection with the transfer of Solid Power Know-How, Solid Power and BMW and its Affiliates will undertake the support ([* * *]) and joint development activities. The undertaken support and the joint development activities include the activities set forth in the statement of work in Sect. C of Annex 1 and any subsequent amendments or supplements thereto agreed to by the Parties.

5.2	BMW Know-How Transfer Personnel. BMW or its Affiliates will send the BMW Know-How Transfer Personnel to Solid Power to (i) carry out certain of the activities contemplated by the statement of work set forth in Sect. C of Annex 1 and (ii) collaborate on development activities at Solid Power. [* * *]

6.	Intellectual Property

6.1	Ownership of Intellectual Property.

(i)	Each Party or any of its Affiliates shall solely and exclusively own its Sole Foreground IP.

(ii)	The Parties shall jointly own Joint Foreground IP unless said Joint Foreground IP is Joint Onsite Foreground IP.

(iii)	Joint Onsite Foreground IP shall be owned solely and exclusively by Solid Power. BMW or its Affiliates shall assign all right, title, and interest in their share in any and all Joint Onsite Foreground IP to Solid Power [* * *].

6.2	Use Rights in Intellectual Property

(i)	[* * *]

(ii)	[* * *]

(iii)	[* * *]

(iv)	[* * *]

(v)	[* * *]

7.	Confidentiality

For the avoidance of doubt, the Solid Power Know-How constitutes Confidential Information under the NDA.

8.	Industrialization

[* * *]

9.	Compensation

Solid Power’s activities and obligations under this Amendment No. 4, as well as the grant of the use rights by Solid Power to BMW and/or any of its Affiliates under this Amendment No. 4 shall be fully compensated by BMW paying the total amount of US $20 million to Solid Power according to the schedule and milestones as defined in Sect. E of Annex 1 of this Amendment No. 4.

10.	Export Control Matters

As a foreign national (non-U.S. citizen without U.S. permanent resident, refugee, or asylee status), BMW understands access to the Solid Power Know-How constitutes an export of technical data/software from the United States and is governed by U.S. export control laws, including the Export Administration Regulations (“EAR”).

BMW agrees to, and agrees to compel its Affiliates to, comply with the EAR as they pertain to any technical data or computer software to which BMW or its Affiliates has access. BMW, on behalf of itself and its Affiliates, hereby certifies that, without U.S. Government authorization, neither BMW nor its Affiliates shall knowingly disclose, export, or reexport directly or indirectly, any such technical data/computer software, and in particular neither BMW nor its Affiliates will export it without prior U.S. Government authorization to any of the following nations or nationals thereof:

Country Group E:1/E:2 (Cuba, Iran, North Korea, Syria) or the Crimea Region, or

Country Group D:1 (Armenia, Azerbaijan, Belarus, Burma/Myanmar, Cambodia, China (PRC including Hong Kong), Georgia, Iraq, Kazakhstan, North Korea, Kyrgyzstan, Laos, Libya, Macau, Moldova, Mongolia, Russia, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, Venezuela, Vietnam, Yemen).

BMW, on behalf of itself and its Affiliates, agrees to be bound by future modifications of the foregoing list by amendments to the EAR or other U.S. laws and regulations.

In addition, BMW acknowledges, on behalf of itself and its Affiliates, certain software BMW or its Affiliates has access to during the term of this Amendment No. 4 may contain encryption functionality controlled for Encryption Item (“EI”) purposes by the EAR, which is subject to additional export control restrictions. Neither BMW nor its Affiliates will use such software for any purpose other than internal company use, which includes the development of new software products. Unless notified of the appropriate authorization, neither BMW nor its Affiliates will export, re-export, or transfer such software to any other destination or end-user outside the United States or Canada.

11.	Term

The Parties agree that this Amendment No. 4 shall become effective upon signature by both Parties and have retroactive effect as of 1st November, 2022 (“Effective Date”).

For the avoidance of doubt, the term as set out in the Previously Amended JDA shall also apply to this Amendment No. 4.

Sections 3.2, 3.4, 3.5, 3.7 and 6 shall survive the termination of the Amendment No. 4 and/or the termination of the Previously Amended JDA.

12.	Conflicts

To the extent that any provisions of this Amendment No. 4 conflict with provisions in the Previously Amended JDA, the provisions of this Amendment No. 4 shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused its duly authorized representative to execute this Amendment No. 4 to the Agreement as of the Effective Date.

Solid Power Operating, Inc.	BMW of North America, LLC

/s/ David B. Jansen	/s/ Raymond Wittmann
Signature	Signature

David B. Jansen	Raymond Wittmann
Printed Name	Printed Name

President	CFO
Title	Title

December 16, 2022	December 20, 2022
Date Signed	Date Signed

/s/ Derek C. Johnson	/s/ Sebastian Mackensen
Signature	Signature

Derek C. Johnson, PhD	Sebastian Mackensen
Printed Name	Printed Name

Chief Operating Officer	President & CEO
Title	Title

December 16, 2022	December 20, 2022
Date Signed	Date Signed

Annex 1

A.	Solid Power Know-How

The information contained in the following Dossiers constitutes Solid Power’s Know-How being provided to BMW. In addition, information obtained, whether written or oral, by BMW personnel deployed under Section D of Annex 1 at Solid Power can be considered Solid Power Know-How that can be practiced by BMW as outlined in this Amendment No. 4.

Dossier ID	Document Package Title	Revision Date	Date Provided or Finalized Version To Be Provided
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]		[* * *]
[* * *]	[* * *]		[* * *]
[* * *]	[* * *]		[* * *]
[* * *]	[* * *]		[* * *]
[* * *]	[* * *]		[* * *]

Detailed list of information to be contained in the above-mentioned Dossers has been prepared by BMW personnel and are contained in Annex 2. The Dossiers have, at a minimum the BMW requested information, and contain additional Solid Power Know-How that will be provided to BMW as governed by this Amendment 4.

B.	Short-Term Electrolyte Supply Agreement (§5)

High-level supply agreement terms are as follows:

i)	[* * *] to ensure Solid Power can supply said electrolyte powder from Solid Power’s electrolyte prototype line at SP2.

ii)	Pricing as well as [* * *] will be negotiated in good faith before [* * *]. Supply of electrolyte to commence upon commissioning of the BMW Pilot Line.

iii)	Initial electrolyte specifications will be provided by Solid Power to BMW and modifications to the specification will be discussed and implemented based on learnings and cell performance data collected as part of the activities contemplated by this Amendment No. 4. The initial specification and mutually agreed upon modifications to the initial specification will be the basis for negotiating the Electrolyte Requirements as referenced in section 4.2.

Annex 1 - 1

C.	Support to BMW and Development Collaboration Activities

Objectives:

[* * *]

BMW Roles and Responsibilities:

[* * *]

Solid Power Roles and Responsibilities:

[* * *]

Joint Roles and Responsibilities:

[* * *]

Deliverable Schedule

[* * *]

D.	BMW Know-How Transfer Personnel

BMW or its Affiliates will embed the following personnel at Solid Power:

[* * *]

E.	Compensation

BMW shall pay the following amounts to Solid Power upon the completion of the success criteria highlighted below on or before the dates listed assuming said criteria are successfully achieved:

Due Date	Payment Amount	Success Criteria
December 31, 2022	$6,000,000	• [* * *]
January 1, 2023 – December 31, 2023	$9,500,000	• [* * *]
January 1, 2024 – June 30, 2024	$4,500,000	• [* * *]

Annex 1 - 2

Annex 2

[ * * * ]

Annex 2 - 1

Exhibit 99.1

Solid Power and BMW Deepen Joint Development Partnership

-	Solid Power licenses cell design and manufacturing processes to the BMW Group to allow for parallel research and development activities
-	The BMW Group intends to replicate Solid Power’s cell pilot production lines at its facilities in Germany
-	Solid Power expects to provide sulfide-based solid electrolyte for the BMW Group’s cell prototype line

LOUISVILLE, Colo., December 21, 2022 – Solid Power, Inc. (Nasdaq: SLDP), an industry-leading developer of all-solid-state battery and sulfide-based electrolyte technology, today announced it has deepened its partnership with the BMW Group. Under an expanded Joint Development Agreement, Solid Power has granted the BMW Group a research and development license to Solid Power’s all-solid-state cell design and manufacturing know-how.

The broadened relationship provides significant benefits to both companies, including conducting complementary cell development and manufacturing activities at both Solid Power and the BMW Group to further advance the capability of Solid Power’s technology. The BMW Group intends to duplicate Solid Power’s pilot production lines at its own facility in Germany and produce prototype cells based on Solid Power’s proprietary technology. Prior to the installation of the BMW Group’s prototype line, the BMW Group’s personnel will work hand-in-hand at Solid Power’s facilities to optimize cell manufacturing processes.

BMW iX at Solid Power’s Louisville, Colorado Headquarters. Photo Courtesy of Solid Power.

“We could not be more excited about growing our relationship with BMW, a company that has demonstrated a strong commitment to Solid Power’s technology for the past seven years,” said Dr. Derek Johnson, Chief Operating Officer of Solid Power. “We believe this expanded partnership and increased collaboration is an added vote of confidence in Solid Power’s technology development.”

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“BMW remains committed to the pursuit of all-solid-state batteries, a technology which we believe has significant potential for the future,” said Frank Weber, Member of the Board of Management BMW AG, Development. “We look forward to working even more closely with Solid Power and adding the capability to produce solid-state cells based on Solid Power’s designs at our own pilot facility. We expect this agreement to accelerate the installation of our solid-state prototype line and our companies’ mutual goal of commercializing this promising cell technology.”

The BMW Group has agreed to pay Solid Power $20 million through June 2024, subject to achieving certain milestones. The expanded Joint Development Agreement includes sharing of proprietary all-solid-state electrode and cell manufacturing know-how but does not include a license to intellectual property related to Solid Power’s electrolyte material, which remains its core business. Once the BMW Group installs its prototype production line, Solid Power expects to supply its electrolyte material to the BMW Group for prototype cell production.

“Expanding our relationship with BMW is further evidence that both companies believe Solid Power is on the right track with its technology development,” said David Jansen, Interim CEO, President and Chair of Solid Power. “I am encouraged by the progress our team continues to make toward achieving our company’s goals. Over the past several months, we began delivering 20 Ah cells to our partners, including BMW, for initial testing and commenced production of our initial EV cells. We look forward to bringing our electrolyte manufacturing facility online and commencing the formal automotive qualification process.”

About Solid Power, Inc.

Solid Power is an industry-leading developer of all-solid-state rechargeable battery cells for electric vehicles and mobile power markets. Solid Power replaces the flammable liquid electrolyte in a conventional lithium-ion battery with a proprietary sulfide-based solid electrolyte. As a result, Solid Power's all-solid-state battery cells are expected to be safer and more stable across a broad temperature range, provide an increase in energy density compared to the best available rechargeable battery cells, enable less expensive, more energy-dense battery pack designs and be compatible with traditional lithium-ion manufacturing processes. For more information, visit http://www.solidpowerbattery.com/.

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Forward Looking Statements

All statements other than statements of present or historical fact contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Solid Power’s or its management team’s expectations, objectives, beliefs, intentions or strategies regarding the future. When used herein, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “outlook,” “seek,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include our financial guidance for 2022, future financial performance and our strategy, expansion plans, market opportunity, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management, expectations regarding management transitions and expectations regarding the impact of the COVID-19 pandemic on our business and industry. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Solid Power disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Readers are cautioned not to put undue reliance on forward-looking statements and Solid Power cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Solid Power, including the following factors: (i) risks relating to the uncertainty of the success of our research and development efforts, including our ability to achieve the technological objectives or results that our partners require, and to do so in advance of the development of competing technologies; (ii) risks relating to the non-exclusive nature of our original equipment manufacturers and joint development agreement relationships; (iii) our ability to negotiate and execute supply agreements with our partners on commercially reasonable terms; (iv) our ability to protect our intellectual property, including in jurisdictions outside of the United States; (v) broad market adoption of electric vehicles and other technologies where we are able to deploy our all-solid-state batteries, if developed successfully; (vi) our success in retaining or recruiting, or changes required in, our officers, key employees, including technicians and engineers, or directors; (vii) risks and potential disruptions related to management transitions; (viii) changes in applicable laws or regulations; (ix) risks related to technology systems and security breaches; (x) the possibility that COVID-19 or a future pandemic may adversely affect our results of operations, financial position and cash flows; (xi) the possibility that we may be adversely affected by other economic, business or competitive factors, including supply chain interruptions, and may not be able to manage other risks and uncertainties; (xii) risks relating to our status as an early stage company with a history of financial losses, and an expectation to incur significant expenses and continuing losses for the foreseeable future; (xiii) rollout of our business plan and the timing of expected business milestones; (xiv) the termination or reduction of government clean energy and electric vehicle incentives; (xv) delays in the construction and operation of production facilities; and (v) changes in domestic and foreign business, market, financial, political and legal conditions. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the “Risk Factors” section of Solid Power’s Annual Report on Form 10-K for the year ended December 31, 2021 and other documents filed by Solid Power from time to time with the SEC, all of which are available on the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Solid Power gives no assurance that it will achieve its expectations.

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Contact Information

Kevin Paprzycki

Chief Financial Officer

1 (800) 799-7380

investors@solidpowerbattery.com

Website: www.solidpowerbattery.com

Twitter: https://twitter.com/SolidPowerInc

LinkedIn: https://www.linkedin.com/company/solid-power

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